10-Q
EXECUTION COPY

ACCESS AND SECURITY AGREEMENT

American Axle & Manufacturing, Inc. on behalf of itself and its subsidiaries and affiliates now existing and to be formed (“Supplier”), and General Motors Company, on behalf of itself and its subsidiaries and affiliates (“GM” or “Customer”), enter into this Access and Security Agreement (this “Agreement”) on September 16, 2009.

RECITALS

A. Supplier, on the one hand, and Customer, or Customer’s affiliates and subsidiaries, on the other hand, are parties to, or may become parties to the Settlement Agreement (defined below), and certain purchase orders, releases, and/or other supply agreements or contracts (as now existing or hereafter entered into, each an “Access Facilities Supply Contract,” and, collectively, the “Access Facilities Supply Contracts”) for the sale by Supplier to Customer of certain component parts, service parts, assemblies, and/or finished goods (each a “Component Part,” and, collectively, the “Component Parts”) at the “Access Facilities” (defined below).

B. To ensure continuity of supply by Supplier to Customer, Supplier and Customer have entered into (i) the Settlement and Commercial Agreement (the “Settlement Agreement”), under which Customer will provide Supplier with certain financial and other accommodations , and (ii) a Second Lien Loan Agreement (the “Second Lien Loan Agreement”), under which Customer will provide certain lines of credit on which Supplier may elect to draw.

C. Supplier is entering into this Agreement for the benefit of Customer to afford Customer the right to use certain of Supplier’s assets as provided below if an “Event of Default” (defined below) occurs and the security interests in the “Operating Assets” (defined below) and mortgages on “Owned Real Estate” (defined below) granted hereby are solely as collateral security for “Supplier’s Obligations” (defined below) hereunder.

D. Supplier acknowledges that Supplier’s failure to allow Customer to exercise its “Right of Access” (defined below) in accordance with the terms of this Agreement will cause Customer irreparable harm.

BASED ON THE FOREGOING RECITALS, which are incorporated as representations and warranties of the parties, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Supplier and Customer agree as follows:

TERMS AND CONDITIONS

1. Defined Terms. In addition to those terms defined elsewhere in this Agreement, the following terms have the indicated meanings, unless the context otherwise requires:

“Access Facilities” means those facilities set forth on Schedule 1.

“Accounts” means any “account” or “chattel paper,” as defined in Sections 9-102(a)(2) and 9-102(a)(11), respectively, of the “Code” (defined below), owned now or hereafter by Supplier, and also means and includes (i) all accounts receivable, contract rights, book debts, notes, drafts, instruments, documents, acceptances, payments under leases, and other forms of obligations, now owned or hereafter received or acquired by or belonging or owing to Supplier (including under any trade name, styles, or division thereof) whether arising out of goods sold or leased or services rendered by Supplier or from any other transaction, whether or not the same involves the sale of goods or services by Supplier (including, without limitation, any such payment obligation or right to payment which might be characterized as an account, contract right, general intangible, or chattel paper under the Code in effect in any jurisdiction); (ii) all monies due to or to become due to Supplier under all contracts for the sale or lease of goods or the performance of services by Supplier (whether or not yet earned by performance on the part of Supplier) now in existence or hereafter arising; and (iii) deposit accounts, insurance refunds, tax refunds, tax refund claims, and related cash and cash equivalents, now owned or hereafter received or acquired by or belonging or owing to Supplier.

“Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent under certain of the Loan Agreements (defined below).

“Authorized Representative” means each officer of the Supplier, acting as an authorized signatory in connection with this Agreement or as a duly authorized agent of Supplier in connection with other actions taken as described in this Agreement.

“Code” means the Uniform Commercial Code as in effect in the State of Michigan as of the date of this Agreement.

“Component Parts” has the meaning set forth in Recital A above.

“Conditions to Return of Possession” means, in each case, Supplier’s timely fulfillment of each of the following conditions:  (i) Supplier provides written evidence, in form and content reasonably satisfactory to the Customer, within 30 days after the Customer invokes the Right of Access that Supplier has obtained long term financing to replace such terminated financing, which financing has been funded and is adequate to fund the performance of Supplier's obligations to the Customer under the Access Facilities Supply Contracts; (ii) Supplier is otherwise performing under the terms of the Access Facilities Supply Contracts between Supplier and Customer; (iii) Supplier has reimbursed Customer for all costs incurred by Customer in invoking the Right of Access, including all such costs that the Customer incurs or that it will incur through and including the termination of the Right of Access; and (iv) indemnifies Customer, in such form and content satisfactory to Customer in its discretion, from any and all liabilities arising out of or related to the Customer's exercise of the Right of Access.

“Contract Rights” means all rights of Supplier (excluding the right to payment and items described in the definition of Accounts) under each “Contract” (defined below).

“Contracts” or individually, a “Contract,” means any licensing agreements and any and all other contracts, supply agreements, accepted purchase orders, or other agreements used in and necessary for the manufacture, production or assembly of Component Parts and in or under which Supplier may now or hereafter have any right, title, or interest and which pertain to the lease, sale, or other disposition by Supplier of “Equipment” (defined below), “Inventory” (defined below), fixtures, real property, or the right to use or acquire personal property, as any of the same may from time to time be amended, supplemented, or otherwise modified.

“Designee” means one or more duly authorized agents of Customer, (a) the identity of which is made known to Supplier in writing and is reasonably acceptable to Supplier, or (b) is one of the following: BBK, Ltd., AlixPartners, PriceWaterhouseCoopers, and the Whitehall Group.

“Documents” means all “documents” as defined in Section 9-102(a)(30) of the Code.

“Effective Date” means the earlier to occur of (a) the date on which GM first makes payment to Supplier on account of receivables on “net 10 days” payment terms (the “Expedited Payment Terms”) for shipments of Component Parts to Supplier or (b) the date on which Supplier and GM enter into the Settlement Agreement.

“Equipment” means any “equipment,” as that term is defined in Section 9-102(a)(33) of the Code, now or hereafter owned by Supplier, which is used in and necessary for the manufacture, production or assembly of Component Parts, and will also mean and include all such machinery, equipment, vehicles, furnishings, and fixtures (as such terms are defined in Section 9-102(a)(41) of the Code) now owned or hereafter acquired by Supplier, including, without limitation, all items of machinery and equipment of any kind, nature, and description, whether affixed to real property or not, as well as all additions to, substitutions for, replacements of or accessions to any of the foregoing items and all attachments, components, parts (including spare parts), and accessories whether installed thereon or affixed thereto in each case only if and to the extent used in and necessary for the manufacture of Component Parts.

“Event of Default” will mean any of the following events, only upon written notice thereof being provided by Customer to Supplier:

(a) Any event or circumstance shall occur or condition shall exist under the Loan Agreement (other than the Second Lien Loan Agreement) if the effect of such event, circumstance, or condition is to accelerate or permit the acceleration of the Loan Agreement, and (i) Lender has prohibited or limited the supplier from drawing on its revolving line of credit and (ii) Supplier does not demonstrate to GM’s reasonable satisfaction that it has adequate liquidity to meet its obligations to GM for a rolling 60-day period, unless such event, circumstance, or condition is timely waived or cured;

(b) Supplier refuses to perform its obligation to supply Component Parts under an unexpired Access Facilities Supply Contract (such written refusal, a “Repudiation”), other than arising from a material breach by Customer of this Agreement or an Access Facilities Supply Contract, and such Repudiation is not rescinded in writing within twenty-four (24) hours after delivery and receipt of a written demand from GM to Supplier’s notice recipients as set forth in Section 21 of this Agreement; provided, however, that such twenty-four (24) hour period will no longer apply if GM’s production at any one or more of GM’s assembly plants worldwide is actually interrupted; and provided, further, that such Repudiation will not be an Event of Default if the event causing such Repudiation is a Force Majeure Event that lasts no more than 30 days (and, if such Force Majeure Event lasts more than 30 days, such Repudiation shall be an Event of Default).

(c) Exclusive of breaches by Supplier that are the result of a material breach by Customer of this Agreement, Supplier materially breaches its obligations to supply Component Parts under an unexpired Access Facilities Supply Contract, the consequence of which is the substantial likelihood that GM’s production at any one or more of GM’s assembly plants worldwide may be imminently interrupted; provided, however that with respect to any unintentional breach (e.g., a quality spill), Supplier shall have a twenty-four (24) hour cure period; provided, further, that such twenty-four (24) hour period will no longer apply if GM’s production at any one or more of GM’s assembly plants worldwide is actually interrupted; and provided, further, that such material breach will not be an Event of Default if the event causing such breach is a Force Majeure Event that lasts no more than 30 days (and, if such Force Majeure Event lasts more than 30 days, such breach shall be an Event of Default).

(d) One or more of Supplier’s loan facilities in respect of which the indebtedness outstanding thereunder exceeds $5,000,000 USD (other than the Second Lien Loan Agreement) expire or are terminated without Supplier providing to GM written evidence of a binding substitute financing commitment relating to such expired or terminated loan facility, provided that such written evidence of binding substitute financing commitment has not expired or been terminated, the consequence of which is the substantial likelihood that GM’s production at any one or more of GM’s assembly plants worldwide may be imminently interrupted;  provided, further, however, in the case of an Event of Default under this sub-section (d) only and in the event that Supplier has complied fully with the Conditions to Return of Possession (as defined below) on or within 30 days after the occurrence of the Event of Default, Customer shall return possession of the applicable Operating Assets and Real Estate to Supplier on or before ten (10) business days following the satisfaction of all of the Conditions to Return of Possession.

(e) An Authorized Representative acknowledges in writing that Supplier is unable to continue to produce the Component Parts for GM in accordance with the terms of an unexpired Access Facilities Supply Contract; provided, however, it will not be an Event of Default if the inability to produce is a result of a Force Majeure Event that lasts no more than 30 days (and, if such Force Majeure Event lasts more than 30 days, such inability to produce shall be an Event of Default).

(f) As to a specific Access Facility, any Lender (other than GM) or lien creditor commences any foreclosure or other enforcement action against a material portion of the Operating Assets at that Access Facility and such foreclosure or other enforcement action is not stayed within ten (10) business days and does not remain stayed thereafter, the consequence of which is the substantial likelihood that GM’s production at any one or more of GM’s assembly plants worldwide may be imminently interrupted; provided, however, if such action does not actually interfere with Supplier’s use of the Operating Assets, the commencement of such action will not constitute an Event of Default.

(g) Supplier demands financial or other accommodations, other than a demand that GM perform its obligations under any Access Facilities Supply Contract, the Settlement Agreement, or this Agreement, from GM or a GM affiliate that are in addition to GM or such affiliate’s obligations under an Access Facilities Supply Contract or other agreement between the parties and threatens to cease supplying Component Parts to GM in accordance with the terms of an unexpired Access Facilities Supply Contract if such demands are not met and such threat is not withdrawn in writing within forty-eight (48) hours after receipt of written notice from GM.

“Force Majeure Event” means an event or occurrence beyond the control of Supplier and without its fault or negligence, including, but not limited to: acts of God; actions taken by any governmental authority; fires; floods; storms; explosions; riots; natural disasters; wars; strikes; lock-outs or other labor work stoppages; acts of terrorism; inability to obtain power, material, labor, equipment, or transportation; or court injunction or order.

“General Intangibles” means all “general intangibles,” as such term is defined in Section 9-102(a)(42) of the Code, now or hereafter owned by Supplier, which are used in or necessary for the manufacture, production or assembly of Component Parts, including, without limitation, customer lists, rights in intellectual property, goodwill, trade names, service marks, trade secrets, patents, trademarks, copyrights, applications therefore or for any registrable rights listed in this definition, permits, licenses, now owned or hereafter acquired by Supplier, but excluding items described in the definition of Accounts.

“Instruments” means all “instruments,” as defined in Section 9-102(a)(47) of the Code.

“Intellectual Property” means all now existing or hereafter acquired patents, trademarks, copyrights, inventions, licenses, discoveries, processes, know-how, techniques, trade secrets, designs, specifications, and the like (regardless of whether such items are now patented or registered, or registrable, or patentable in the future), and all technical, engineering, or other information and knowledge, product and production data and drawings, which are used in or necessary for the manufacture, production or assembly of Component Parts including, without limitation, all items, rights, and property defined as “intellectual property” under 11 U.S.C. Section 101, as amended from time to time, which are used in or necessary for the manufacture, production, or assembly of Component Parts.

“Inventory” means any “inventory,” as that term is defined in Section 9-102(a)(48) of the Code, wherever located, now owned or hereafter acquired by Supplier or in which Supplier now has or hereafter may acquire any right, title or interest including, without limitation, all goods and other personal property now or hereafter owned by Supplier which are leased or held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in the manufacture of Component Parts, or in the processing, packaging or shipping of the same, and all finished goods that are Component Parts.

“Leased Real Estate” means the real property associated with the Access Facilities located at Oxford, Michigan.

“Lenders” means any of Supplier’s current or future secured lenders or any agents under a Loan Agreement or any successor thereto or replacement or substitute thereof to whom the indebtedness outstanding exceeds $5,000,000 USD, including, without limitation, General Motors Company, to the extent that any commitment to fund remains under the Second Lien Loan Agreement or any amount remains outstanding thereunder.

“Loan Agreement” means any agreement entered into by Supplier and one or more of the “Lenders” (defined above), including, without limitation, the Second Lien Loan Agreement, to the extent that any commitment to fund remains thereunder or any amount remains outstanding thereunder.

“Obligations” means the obligation to provide Customer or its Designee the Right of Access.

“Operating Assets” means all of Supplier’s interest in the assets used in or necessary for the production, assembly, sub-assembly, testing, and validation of Component Parts, whether located at an Access Facility or at a sub-supplier’s facility, including Equipment, Real Estate, Contract Rights, and General Intangibles, but specifically excluding any Accounts, Inventory, Documents, Instruments, chattel paper, and “Proceeds” (defined below) of such excluded items and “Proceeds” of General Intangibles.

“Owned Real Estate” means real property associated with the Access Facilities and owned by Supplier.

“Proceeds” has the meaning provided it under Section 9-102(a)(64) of the Code and, in any event, will include, but not be limited to: (i) any and all proceeds of any insurance, indemnity, warranty, or guaranty payable to Supplier from time to time with respect to any of the Operating Assets or Real Estate; (ii) any and all payments (in any form whatsoever) made or due and payable to Supplier from time to time in connection with any requisition, confiscation, condemnation, seizure, or forfeiture of all or any part of the Operating Assets or Real Estate by any governmental body, authority, bureau, or agency (or any Person acting under color of governmental authority); and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Operating Assets or Real Estate.

“Real Estate” means the real property associated with the Access Facilities, including the Owned Real Estate and the Leased Real Estate.

“Senior Lenders” means each of the Lenders other than GM in its capacity as a Lender.

2. Grant of Liens and Security Interests.  Solely as collateral security for the Obligations (and not for any other Obligations of the Supplier under this or any other agreement), Supplier hereby grants to Customer (i) a continuing lien and security interest in the Operating Assets and mortgage on the Owned Real Estate, whether now owned or hereafter acquired by Supplier, or in which Supplier now has or at any time in the future may acquire any right, title, or interest, and (ii) a security interest and lien on the Intellectual Property used in, and necessary for the production of Component Parts (collectively, the “Collateral”).  Further, Supplier hereby grants to Customer permission to file any financing statements, security interests, and/or mortgages deemed necessary by Customer to perfect its security interest and mortgage granted hereby.  The security interests and mortgages granted to Customer pursuant to this Agreement to secure the Obligations are junior and subordinate to the liens, security interests, and mortgages granted to the Lenders in all respects but in all cases the Lenders’ exercise of their rights and remedies with respect to their liens and security interests against the Operating Assets and mortgages on the Owned Real Estate are subject to the terms of this Agreement.  The Lenders may take any necessary action to protect their rights in the Collateral, including but not limited to, preparing for a sale and selling, transferring, or liquidating any asset not included as Operating Assets or Owned Real Estate, or to list the Operating Assets or Owned Real Estate for sale provided any closing would occur no sooner than the expiration of the Term of this Agreement, and preparing all of the Collateral for liquidation (including the Operating Assets and Owned Real Estate); provided, however, Lender’s actions will not impair Customer’s Right of Access until the expiration of the Term of this Agreement.  Customer’s rights as a secured creditor under this Agreement will be strictly limited to enforcing the Right of Access.  The security interest and liens in the Operating Assets and Owned Real Estate granted to GM pursuant to this paragraph or the mortgages, as applicable, shall terminate and become of no further force and effect, without any action or document of any kind, upon expiration of the Term of this Agreement.  GM hereby grants Supplier and Senior Lenders the right, effective upon the termination of the security interest granted by this paragraph, to file any termination statement or mortgage discharge with respect to any financing statement or release or satisfaction of mortgage with respect to any mortgage filing or any other release of lien documentation necessary in connection with any lien filed by GM in connection with the Operating Assets or Owned Real Estate and agrees to execute any documents deemed by Supplier or the Senior Lenders to be necessary or desirable in connection therewith.

3. Right of Access

(a) General.  Upon the occurrence of an Event of Default and, if such Event of Default relates only to some limited subset of the Access Facilities then solely with respect to those Access Facilities (but in any event as to every plant at such Access Facilities that, as of the Effective Date of this Agreement, is producing Component Parts) at which the Component Parts that are subject to the Event of Default are manufactured, Customer or its Designee will have a right, but not the obligation, to use and have access to the Operating Assets and Real Estate to manufacture, process, and/or ship Component Parts manufactured at such Access Facilities (the “Right of Access”) for a period of up to three hundred sixty (360) days from the date Customer provides the written notice referenced below (the “Access Period”).  Customer may invoke the Right of Access at any one or more Access Facility at any time after the occurrence of an Event of Default with respect to Component Parts manufactured at such Access Facility, provided that it if it invokes the Right of Access it shall be done by delivering written notice to Supplier and Agent, as set forth in Section 21 of this Agreement, indicating its intention to invoke the Right of Access at least twenty-four (24) hours before taking any action pursuant thereto.  Customer will have no right to sell, transfer, or dispose of the Operating Assets or the Real Estate as part of the Right of Access.  If the Right of Access is not invoked as to all of the Access Facilities, subject to the terms of this Agreement, it may be invoked thereafter as to additional Access Facilities.

(b) Customer’s Obligations.  If Customer invokes the Right of Access for itself or its Designee, in lieu of payment for Component Parts produced after exercise of the Right of Access, Customer will, as to each Access Facility at which Customer has exercised the Right of Access:

(i)
use such reasonable care to preserve the Operating Assets and Real Estate as a prudent owner would use in connection with the custody and preservation of its own assets, and indemnify, defend, and hold harmless Supplier and Lenders, and their respective, officers, directors, employees, and agents of, from, and against any and all costs, expenses (including all court costs and reasonable, documented attorneys’ fees), losses, damages, and liabilities relating to property damage (including, without limitation, any physical damage to the Operating Assets and Real Estate) or physical injury suffered by any persons (including, without limitation, employees, contractors, agents, and other third parties), in each case, proximately caused by or arising out or accruing as a result of (a) Customer’s or its Designee’s activities or operations within any Access Facility or use of the Operating Assets and Real Estate during the Access Period, (b) Customer’s production of products for Supplier’s other customers as permitted in Section 3(b)(vi), and (c) Customer’s or its sublicensee’s improper or unauthorized use of Supplier’s Intellectual Property; provided, however, the foregoing indemnity obligations will not apply to claims arising out of or related to conditions that existed or events that occurred before the Access Period.  Customer’s indemnity obligation will survive the expiration or any earlier termination of this Agreement;

(ii)
insure with comparable coverage and maintain the Operating Assets and Real Estate in the same condition as existed on the date Customer exercised the Right of Access, ordinary wear and tear excepted, naming Agent as a loss payee and additional insured on all insurance policies obtained with respect to the Operating Assets and the Real Estate;

(iii)
pay the actual costs and expenses incurred in connection with the manufacturing of Component Parts during the Access Period, including, without limitation, inventory, gross wages (including overtime and benefits), supplier premiums, hostage payments, rent, utilities and other overhead expenses, royalty payments under licenses to third parties, prorated real and property taxes and assessments attributable to the Operating Assets and Real Estate;

(iv)	purchase Supplier’s Inventory according to the terms of this Agreement;

(v)
subject to Customer’s or its Designee’s right to use and have access to the Operating Assets and Real Estate during the Access Period, afford Supplier’s representatives (and representatives of the Lenders, secured creditors and mortgagees or lessors of the Operating Assets and/or Real Estate) reasonable access to inspect the Operating Assets and the Real Estate being utilized by Customer;

(vi)
subject to (a) Supplier’s other customers consenting to Customer’s production of their parts and agreeing to make payment to Customer or its Designee, as applicable, on account of its allocable share of overhead and related expenses and all direct expenses related to such other customer’s production; (b) Supplier making the necessary tangible personal property available for use during the Access Period, and (c) Supplier or Supplier’s other customers providing GM or its Designee an appropriate license for any intellectual property necessary for the production of parts for such customer, Customer agrees, for itself and its Designee, to produce parts for such other customers during the Access Period;

(vii)
observe in all respects all applicable laws, rules, regulations, and ordinances relating to the use and occupancy of the Operating Assets and the Real Estate, and to the manufacturing, processing, and shipping of the Component Parts, including, without limitation, all relevant employment laws, collective-bargaining agreements pertaining to “Employees” (defined below), and Supplier employment policies during the Access Period; and

(viii)
pay on a monthly basis in arrears, and prorated for any partial months, to the Senior Lenders for Supplier’s account, an access fee (the “Access Fee”) for the Access Facilities where the Right of Access is exercised in accordance with Schedule 3(b)(vii).

Customer’s obligations under this Section 3(b) shall not be subject to setoff, recoupment, or deduction of any kind.  In the event, however, that Supplier fails to comply with the terms of this Agreement, Customer's obligations to Lenders under Sections 3(b)(ii) and 3(b)(viii) shall be enforceable by Lenders against Customer provided that (i) Lenders have not impaired the Customer’s Right of Access, (ii) are forbearing from exercising their respective rights and remedies under the Loan Agreements to foreclose on the Operating Assets and Real Estate pursuant to the terms hereof and (iii) Lenders reasonably cooperate with Customer in any proceedings against the Supplier to enforce the terms of this Agreement.

(c) Supplier’s Obligations.  If Customer invokes its Right of Access, Supplier will comply with the following:

(i)
At Customer’s election and in its sole discretion, Supplier will use its reasonable best efforts to continue to employ those of its active employees that Customer reasonably determines are necessary to maintain production of the Component Parts (the “Employees”) and in turn subcontract the Employees to Customer or its Designee at an amount equal to Supplier’s costs with respect to such Employees; provided that nothing in this Section 3(c)(i) will require Supplier to hire any new employees or employ any employees of Customer, nor shall Supplier be obligated to increase the salary or other compensation of any Employee, or otherwise incur any expenses, in order to comply with this Section 3(c)(i).  Customer or its Designee will fund all costs and expenses relating to Supplier’s employment of the Employees incurred during the Access Period.  Without limiting the generality of the foregoing, Customer or its Designee will fund all amounts incurred by Supplier to meet its regular payroll obligations, including salaries, wages, payroll taxes, workers’ compensation, unemployment insurance, disability insurance, welfare, pension contributions, and other payments and contributions required to be made by Supplier with respect to the Employees, which are incurred during the Access Period, but in no event will Customer be liable under this Agreement for any costs for unfunded pension liability, actuarial liability, past service unfunded actuarial liability or solvency or other deficiency relating to any pension plan, retiree medical plan, OPEB obligation, or other obligations relating to service prior to the time Customer exercised the Right of Access.  Notwithstanding the foregoing, under no circumstances will Customer be responsible for reimbursing Supplier for costs and expenses relating to Supplier’s employment of the Employees to the extent the Employees are performing services unrelated to the production of the Component Parts;

(ii)	Supplier will not increase compensation or benefits of the Employees without the consent of Customer, except as may be required by applicable law or pre-existing contract;

(iii)
Supplier and its subsidiaries and affiliates will continue, as requested by Customer or its Designee, to provide any and all services provided by Supplier and its subsidiaries and affiliates to the Access Facilities subject to the Right of Access prior to the exercise of such Right of Access to the extent necessary to allow for production of the Component Parts for Customer or its Designee at the applicable Access Facilities to continue without interruption.  The above obligation is independent of, and not conditioned upon, a written agreement being in force between Supplier and any of its affiliates or subsidiaries.  Customer or its Designee will reimburse Supplier and its subsidiaries or affiliates as applicable, on “net 10 days” payment terms for such services for a price equivalent to Supplier’s its subsidiary’s or affiliate’s, as applicable, cost in providing such services (i.e., all direct and indirect costs, including SG&A, engineering, and other overhead charges).  In addition, during the Access Period, Supplier and its subsidiaries and affiliates will continue to supply component parts or assemblies used in manufacturing or assembling the Component Parts, as reasonably requested by GM or its Designee and to the extent necessary to allow for production of the Component Parts for GM or its Designee at the applicable Access Facilities to continue without interruption.  To the extent that Supplier is a party to a contract with an affiliate or subsidiary for the supply of component parts or assemblies used in manufacturing or assembling the Component Parts, at the request of GM or its Designee, Supplier will use its best efforts to provide GM or its Designee with the benefit of such contracts during the Access Period.  Customer or its Designee will reimburse Supplier or its subsidiaries or affiliates, as applicable, on “net 10 days” payment terms for such supply at piece prices equivalent to Supplier’s or its subsidiary’s or affiliate’s, as applicable, actual cost (i.e., all direct and indirect costs, including SG&A, engineering, interest expense, and other overhead charges) plus 10%.  Supplier or its affiliate or subsidiary, as applicable, will provide Customer or its Designee with appropriate financial data and backup information to determine the validity of any such piece price proposed by Supplier.  In the event of any dispute over the cost of the services or the piece prices to be paid for such component parts during the Access Period, the parties will submit such dispute to expedited binding arbitration.  In any case, Supplier and its subsidiaries and affiliates will provide such services and supply such component parts without interruption and GM will pay the undisputed cost and piece prices to Supplier or its subsidiaries or affiliates, as applicable, during the pendency of any such arbitration proceedings, with the differential being placed in escrow subject to the decision of the arbitrator.

(iv)
Supplier will indemnify, defend and hold Customer, its Designee and its employees and agents harmless of, from and against any and all costs, expenses (including all court costs and reasonable, documented attorneys’ fees), losses, damages, liabilities or injury arising from claims or liabilities arising or accruing as a result of Supplier’s activities and operations prior to the date of Customer’s exercise of the Right of Access, regardless of when such claims are asserted.  Supplier’s indemnity obligations under this Section 3(c)(iv) will survive the expiration or any earlier termination of this Agreement; and

(v)
Supplier agrees that Customer and its Designee and representatives will have reasonable access to Supplier’s books and records for the sole purposes of confirming and calculating the amounts due, if any, from Customer under this Agreement.

(d) Right to Terminate.  Customer will have the right to terminate the Right of Access as to any facility upon ten (10) business days’ written notice to Supplier and Agent.  Upon expiration of such notice period, the Access Period will terminate as to such facility and, except for Customer’s obligation under Section 3(b)(i) and to pay amounts payable under this Agreement not paid as of the termination of the Access Period to satisfy its then-existing obligations under this Agreement, Customer will have no further obligations or liabilities (other than its indemnification obligations) to Supplier on account of the Right of Access as to such facility.

(e) Indemnification.  To the extent a party (“Indemnitee”) makes a claim against the other party (“Indemnifying Party”) for indemnification in accordance with this Agreement, Indemnitee agrees the following will apply:

(i)
The Indemnifying Party’s indemnity obligations will be secondary to any applicable insurance coverage or indemnities from third parties.  In addition, the Indemnifying Party’s indemnity does not include any losses, liabilities, claims or damages or expenses to the extent the same are determined in a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of Indemnitee.

(ii)
If Indemnitee becomes aware of any claims, demands, actions or proceedings for which it will be seeking indemnification, it must use its reasonable best efforts in good faith to promptly notify the Indemnifying Party in writing of same; failure to provide such notice will only affect the Indemnifying Party’s liability to the extent that the Indemnifying Party suffers damage or injury as a result of the failure to give such prompt notice.  The Indemnifying Party will have the right, at its expense, to assume the defense thereof (retaining counsel of its choosing).  The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any third-party action without the prior written consent of the applicable Indemnitee, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that if such settlement (1) includes a written, unconditional release of such Indemnitee from any and all liability relating to or arising out of such third-party action, (2) relates solely to monetary damages for which Indemnifying Party has agreed in writing to indemnify in its entirety, and (3) does not involve any finding or admission of any violation of legal requirements, then no such consent shall be required.  Indemnitee may, but is not required to engage a single firm of separate counsel of its choice in connection with any matters to which the Indemnifying Party’s indemnification relates, provided that Indemnifying Party will at no time be obligated to pay for more than one firm on behalf of Indemnitee.

(iii)
Indemnitee agrees that it must: (1) refrain from taking action that has a material adverse impact on the defense of such claim; (2) cooperate fully with the defense of any claims made hereunder at the Indemnifying Party’s cost and expense; and (3) upon the Indemnifying Party’s request, provide reasonable assistance to the Indemnifying Party (at the Indemnifying Party’s cost and expense) in the defense of such claim.

(f) Specific Performance.  IN CONNECTION WITH ANY ACTION OR PROCEEDING TO ENFORCE THE RIGHT OF ACCESS, SUPPLIER ACKNOWLEDGES THAT CUSTOMER WILL NOT HAVE AN ADEQUATE REMEDY AT LAW, THAT THE OPERATING ASSETS AND REAL ESTATE ARE UNIQUE AND THAT CUSTOMER WILL BE ENTITLED TO SPECIFIC PERFORMANCE OF SUPPLIER’S OBLIGATIONS TO AFFORD CUSTOMER ITS RIGHT OF ACCESS UNDER THIS AGREEMENT.

(g) Irreparable Harm; Limitation of Notice.  SUPPLIER ACKNOWLEDGES THAT CUSTOMER WILL SUFFER IRREPARABLE HARM IF CUSTOMER INVOKES THE RIGHT OF ACCESS AND SUPPLIER FAILS TO COOPERATE WITH CUSTOMER IN ALLOWING CUSTOMER TO EXERCISE THE RIGHT OF ACCESS UNDER THIS AGREEMENT.  ACCORDINGLY, PROVIDED THAT SUPPLIER RECEIVES TWENTY-FOUR (24) HOURS’ ACTUAL NOTICE OF ANY REQUEST FOR HEARINGS IN CONNECTION WITH PROCEEDINGS INSTITUTED BY CUSTOMER, SUPPLIER WAIVES, TO THE FULLEST EXTENT POSSIBLE UNDER APPLICABLE LAW, THE RIGHT TO NOTICE IN EXCESS OF TWENTY-FOUR (24) HOURS IN CONNECTION WITH ANY JUDICIAL PROCEEDINGS INSTITUTED BY CUSTOMER TO ENFORCE THE RIGHT OF ACCESS.

4. Cooperation in Resourcing.  Upon the occurrence of an Event of Default and GM’s exercise of its Right of Access, GM will have the right to resource any or all Component Part production that is the subject of the Event of Default to alternative suppliers (the “Resourcing”).  Supplier will fully cooperate with GM in connection with such Resourcing including, without limitation, by providing Customer copies of tool line-ups, tool processing sheets, repair logs, bill of materials, PPAP packages, tool drawings, names and locations of vendors and sub-suppliers of tooling, raw materials, components, and outside processing, and by providing Customer and its agents, representatives, Designees, consultants, officers, employees, and potential successor suppliers immediate access to the Access Facilities for the purpose of inspecting and removing Tooling, viewing current production processes and taking any other reasonable actions in connection with Resourcing.

5. Obligation to Purchase Inventory.  If Customer elects to exercise the Right of Access, Customer must purchase all Inventory, including raw materials, work in process, and finished goods inventory, in each case, that specifically relates to the Component Parts manufactured at the Access Facility(ies) at which Customer exercised the Right of Access and which inventory is both “usable” by Customer and in a “merchantable” condition (collectively, the “Purchased Inventory”).  For purposes of this Agreement, (a) the term “usable” means not obsolete as determined in accordance with applicable industry standards for the Purchased Inventory and reasonably usable in the production of Component Parts in the quantities called for by Customer’s fabrication authorizations and production releases, including material ordered on account of lead times as actually required to satisfy outstanding releases and other binding commitments issued against current Access Facilities Supply Contracts in effect as of the date Customer exercises the Right of Access, and (b) the term “merchantable” means merchantable as defined in the Code and in conformance with all specifications contained in the applicable Access Facilities Supply Contract.  All Purchased Inventory must be transferred to GM free and clear of all liens, claims, encumbrances, and security interests within 14 days after the date GM invokes the Right of Access.

The Purchased Inventory must be sold free and clear of any and all liens, claims, encumbrances, and security interests other than the lien granted pursuant to the Second Lien Loan Agreement.  Customer will only be obligated to purchase the Inventory under this Agreement if all requirements of this Section 5 are satisfied and Customer is allowed to take possession of or use the Inventory no later than ten (10) days after Customer’s exercise of the Right of Access. Customer must purchase the Purchased Inventory for the following amounts:

(a) for raw materials, 100% of Supplier’s actual invoice cost;

(b) for work in process, 100% of pro-rated current purchase order price for the Component Parts in question based on percentage of completion; and

(c) for finished goods, 100% of purchase price called for by the underlying Access Facilities Supply Contract.

Within five (5) business days of invoking the Right of Access at an Access Facility, Customer will be required to deposit into escrow with [Escrow Agent] an amount equal to 50% of Supplier’s then current book value of inventory (on a FIFO basis, without reserve) in respect of Component Parts produced at the Access Facility(ies).  Within seven (7) days after commencement of the Access Period,  Customer and Supplier will commence a physical inventory of all inventory in respect of Component Parts manufactured at an Access Facility(ies), which physical inventory will be completed no later than ten (10) days after commencement of the physical inventory.  Upon completion of the physical inventory and Supplier’s satisfaction of its obligations under this Section 5, the funds in the escrow will be released to Agent for Supplier’s account (or returned to Customer to the extent the value of the Purchased Inventory is less than the amount escrowed by Customer) and Customer will pay the balance of the purchase price of the Purchased Inventory (if any) to Agent within ten (10) business days after the release of the amount escrowed hereunder.  If there are any disputes regarding whether Inventory is usable and merchantable,  (1) the undisputed amount due from the escrow account will be released immediately to the Agent; (2) Customer and Supplier will each select an independent accountant with experience in automotive-related inventory valuation (whose fees and costs shall be paid by the party who retained such accountant) and the two accountants will jointly determine whether any Inventory for which Customer has not paid is useable and merchantable; and (3) if the two independent accountants cannot agree, the dispute will be referred to binding arbitration with all costs and expenses shared equally.

Supplier acknowledges that the foregoing prices to be paid for the Purchased Inventory constitute commercially reasonable prices, and that any sale pursuant to the foregoing will be deemed to be commercially reasonable in all respects, including method, time, place, and terms.

6. License.  Subject to subsection (a), below, Supplier hereby grants to Customer, a perpetual, fully paid up, worldwide, non-exclusive, irrevocable right and license to use any of its Intellectual Property that is necessary to develop, manufacture, assemble, and/or sell the Component Parts to make, have made, use, have used, sell, offer to sell, import, export, reproduce, copy, prepare derivative works, and distribute all Component Parts (the “License”).  Customer’s right to use the License will include the right to grant one or more third parties sublicenses for the manufacture or sub-assembly of the applicable Component Parts, provided, however, that any sublicensee must satisfy the terms of this Agreement and any such sublicensing will neither limit, discharge, or modify nor have  any other effect on Customer’s obligations under this Agreement.

(a) Right to Use License.  Although the License is being granted to Customer as of the date set forth above, Customer agrees that neither it nor its sublicensees will utilize the License with respect to Intellectual Property utilized at a given Access Facility, unless and until Customer exercises the Right of Access.

(b) No Royalty.  For all purposes, subject to payments required under third party licenses (provided that such third parties are not Supplier’s subsidiaries or affiliates and provided that such third party license payments do not spring into effect upon GM’s exercise of the Right of Access), Supplier has been fully paid for the License and other rights granted to Customer under this Agreement (except as otherwise provided in this Agreement) and no royalties, fees, payments, charges or other consideration will be due from Customer on account of the License or this Agreement or Customer’s (or sublicensee’s) use of the License or other rights granted pursuant to this Agreement (except as otherwise provided in this Agreement).

(c) Protection of Ownership.  Customer will treat and preserve the Intellectual Property in accordance with practices no less protective than Supplier’s (or Customer’s, to the extent Customer’s practices are more protective of Intellectual Property) against unauthorized use and disclosure and will only use such information, data, and trade secrets in connection with the License.  The foregoing obligations of Customer will not be applicable to information which is now or becomes hereafter available to the public through no action, conduct, admission, or fault of Customer.

(d) The provisions of this Section 6 will survive the expiration or any earlier termination of this Agreement.

7. Rights of Customer; Limitations on Customer’s Obligations.  Unless Customer exercises the Right of Access, in which case Customer will have the obligations as are expressly provided in this Agreement, except as provided by applicable law, Customer will not have any obligation or liability by reason of or arising out of this Agreement nor will Customer be required or obligated in any manner to perform or fulfill any of the obligations of Supplier under this Agreement.

8. Remedies.  Upon the occurrence of an Event of Default, Customer will have all rights and remedies provided in this Agreement, in any other agreements with Supplier, and all rights and remedies available under applicable law.  Supplier waives any right it may have to require Customer to foreclose its security interest and/or reduce the Obligations to a monetary sum.  Customer shall have no right under this Agreement to attach, foreclose, sell, or otherwise dispose of all or any portion of the Collateral; provided, however, that the preceding sentence shall not have any effect on any rights Customer may have arising under the Second Lien Loan Agreement, which rights are expressly reserved.  If Customer exercises the Right of Access, Customer will be treated as a secured party in possession and Customer’s use and occupancy of the Operating Assets will not be deemed to be acceptance of such assets in satisfaction of the Obligations.  Further, all of Customer’s rights and remedies under this Agreement are cumulative and not exclusive of any rights and remedies under any other agreement or under applicable law or at equity.

9. Injunctive Relief.  Given the possibility that Customer will incur significant damages if Supplier fails to timely satisfy its obligations to Customer and Customer’s assembly plant operations will be negatively impacted, and because Customer does not have adequate remedy at law and could be irreparably harmed by such events, Supplier agrees that Customer will be entitled to injunctive relief (both prohibitive and mandatory) to enforce the terms and conditions of this Agreement.

10. Representations and Warranties

(a) Title; No Other Security Interests.  Except for the liens, security interests or claims of others identified on Schedule 10(a), including any successor liens or security interests thereto, Supplier owns the Operating Assets and Owned Real Estate free and clear of any and all liens, security interests, or claims of others, which are reasonably likely to interfere with GM’s Right of Access.

(b) Accuracy of Information.  All information, certificates, or statements given to Customer under this Agreement must be true and complete in all material respects, when given.

(c) Authority.  The parties to this Agreement have the necessary authority and control to satisfy their respective obligations under this Agreement.

11. Covenants.  Supplier covenants and agrees with Customer that from and after the date of this Agreement until the Obligations are fully performed:

(a) Further Documentation.  At any time and from time to time, upon the prior written request of Customer, Supplier will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Customer may reasonably request for the purpose of obtaining the full benefits of this Agreement and of the rights and powers herein granted.

(b) Payment of Obligations.  Prior to an exercise of the Right of Access by Customer, if any, Supplier will pay promptly when due, all rent payments, taxes, assessments and governmental charges or levies imposed upon or relating to the Operating Assets and the Real Estate or in respect of Supplier’s income or profits, as well as all claims of any kind (including, without limitation, claims for labor, materials, or supplies) against or with respect to the Operating Assets and the Real Estate.  GM shall not make any payment of the foregoing obligations on Supplier’s behalf without Supplier’s consent, which consent will not be unreasonably withheld.

(c) Sales or Dispositions of Assets; Certain Uses Prohibited.  Supplier will not sell or otherwise dispose of the Operating Assets or the Real Estate without the written consent of Customer, which consent shall not be unreasonably withheld or delayed, except for (i) inventory in the ordinary course of business; (ii) surplus or obsolete assets or assets which are no longer used in or necessary for the production or assembly of Component Parts; or (iii) sales that are part of Supplier’s sale of an entire product line, business unit, or division, provided that the purchaser, in connection with such sale, assumes and takes an assignment of this Agreement and the post-closing obligations of Supplier under this Agreement without modification as to the Access Facilities it acquires.  Further, Supplier will not use any of the Operating Assets or the Real Estate in any way which would materially adversely affect Customer’s Right of Access or Customer’s other rights and remedies under this Agreement.  Supplier acknowledges and agrees that it will be reasonable for Customer to withhold consent if the proposed sale or encumbrance materially impairs, or is reasonably likely to materially impair, Customer’s rights under this Agreement.

(d) Limitations on Modifications of Agreements, etc.  Supplier will not: (i) amend, modify, terminate, or waive any provision of any Contract, or enter into any Contract, which might materially adversely affect Customer’s Right of Access; or (ii) fail to exercise promptly and diligently each and every right which it may have under each Contract in any manner that could materially adversely affect Customer’s Right of Access or Customer’s other rights or remedies under this Agreement.

(e) Maintenance of Insurance.  Supplier will, at its expense, keep and maintain the Operating Assets and the Real Estate insured against all risk of loss or damage from fire, theft, malicious mischief, explosion, sprinklers, and all other hazards or risks of physical damage included within the meaning of the term “extended coverage”, all of the foregoing in amounts and on terms consistent with Supplier’s past practices.  Supplier will furnish Customer evidence of said insurance upon Customer’s reasonable prior written request, but Customer will not be named as an additional insured or loss payee.

(f) Right of Inspection; Cooperation.  In addition to any rights Customer may have under the Access Facilities Supply Contracts or any other agreements with Supplier, Customer and its representatives will, at Customer’s expense, upon reasonable prior request and at reasonable times, have the right to enter into and upon any premises where any of the Operating Assets and the Real Estate are located for the purpose of inspecting the same, observing their use or monitoring Supplier’s compliance with the terms of this Agreement, or otherwise protecting Customer’s interests therein, provided that Customer will not be permitted to have access to Operating Assets or portions of the Real Estate or observe production (i) dedicated to Supplier’s other customers, or (ii) that would disclose confidential, proprietary, or sensitive information related to Supplier’s other customers or the component parts manufactured by Supplier for such other customers, provided, however, Supplier will take reasonable steps to accommodate Customer’s rights of inspection and observation hereunder when in potential conflict with the need to maintain confidentiality as referenced above.  For clarity, Supplier shall not be required to disclose any information regarding any of Customer’s competitors.  Except (i) to the extent necessary or helpful for Customer to effect a Resourcing, and (ii) to the extent that Customer is advised by counsel that it is required under applicable legal, governmental, regulatory, or administrative process or proceeding to disclose confidential information concerning Supplier, Customer shall keep all information confidential and shall not use or disclose such information to any third party outside of Customer without the prior written consent of Supplier.  If, in accordance with the preceding sentence, Customer is required to disclose information concerning Supplier, Customer and Supplier will reasonably cooperate with each other in obtaining a mutually agreed protective order or other arrangement pursuant to which confidential treatment will be afforded to that confidential information that Customer is required to disclose.  Notwithstanding the foregoing, in no event shall Customer’s access under this Section 11(f) materially interfere with Supplier’s operations.

(g) Notice of Default.  Supplier will provide notice to Customer, by way of facsimile transmission and overnight express mail service, of its or its attorneys’ or agents’ receipt of any notice of default received from a creditor that holds an interest in the Operating Assets or from any lessor of any Operating Assets or the Real Estate, including but not limited to taxing authorities and the landlord to the Facilities.  Supplier hereby grants to Customer the option, but not the obligation, to exercise whatever rights to cure defaults that Supplier has under such agreements or by law.

12. Secured Party and Lessor Acknowledgments

(a) Except with respect to purchase money security interests, Supplier will not enter into any proposed security agreement or lending commitment in which a security interest is granted with respect to any portion of the Operating Assets or Real Estate and for which the proposed lender or secured party does not expressly agree to the acknowledgement and consent referenced below.  Concurrently with execution of this Agreement, Supplier will   provide to Customer (a) the Lenders’ acknowledgment of and consent to the rights granted to Customer under this Agreement by providing to Customer a form substantially similar to Schedule 12(a) executed by duly authorized representatives of the Lenders, and (b) the acknowledgment and consent of any secured party other than the Lenders holding a security interest in any of the Operating Assets or Real Estate to the rights granted to Customer under this Agreement in a form substantially similar to Schedule 12(a).

(b) Concurrently with execution of this Agreement, Supplier will use commercially reasonable efforts to provide to Customer the acknowledgement and consent of any personal property lessors of material Operating Assets to the rights granted to Customer under this Agreement by providing a copy to Customer of a form executed by such party substantially similar to Schedule 12(b).

(c) If subsequent to execution of this Agreement Supplier intends to grant additional or further security interests, liens or mortgages in a material portion of Operating Assets or the Real Estate to any additional parties, five (5) business days prior to granting such liens, security interests, mortgages, or leaseholds, Supplier must deliver to Customer an acknowledgment from such secured creditors, mortgagees, and/or lessees in a form substantially similar to Schedule 12(a) or 12(b), as appropriate, provided Customer executes a subordination agreement as contemplated under Section 2 of this Agreement.

13. Term.  The rights granted to Customer under this Agreement will continue for the period beginning on the Effective Date and ending ninety (90) days after the later to occur of: (a) termination and repayment of the Second Lien Loan Agreement, and (b) the day Supplier elects to terminate the Expedited Payment Terms (the “Term”).  If Customer has invoked the Right of Access before the expiration of the Term of this Agreement, the Term will expire upon the earlier of the expiration of the Access Period or Customer’s termination of the Access Period.  Notwithstanding the foregoing, the Right of Access shall terminate and be of no further force and effect ten (10) days after (x) Agent gives written notice, in accordance with this Agreement, and referencing this Agreement, that Agent or Senior Lenders intend to exercise their rights with respect to the Operating Assets and/or Real Estate, (y) Agent or Senior Lenders cease lending under the Loan Agreements, and (z) Agent or Senior Lenders commence proceedings to foreclose on the Operating Assets or Real Estate, unless Customer exercises the Right of Access during such ten-day period.  Agent and Senior Lenders agree to forbear from exercising their rights in a manner that would impair the Right of Access against the Operating Assets or Real Estate during such ten-day period.

14. Confidential Information and Data.  Without limiting Customer’s rights under this Agreement, to the extent the Operating Assets include or Customer or its Designee otherwise comes into possession of or becomes aware of, Supplier’s trade secrets or proprietary information during Customer’s exercise of the Right of Access, Customer and its Designee must, except as required by applicable law or helpful to effect a Resourcing, (a) keep the information, data, and trade secrets confidential; and (b) only use the information, data, and trade secrets during the Access Period in connection with producing the Component Parts.  The provisions of this paragraph will survive termination of this Agreement.  Customer and Supplier each agree to keep all terms and conditions set forth in this Agreement confidential from any third party, provided, however, that the terms of this Agreement may be disclosed by Customer or Supplier to their respective directors, officers, employees, legal and financial advisors, and to other individuals acting on behalf of Customer or Supplier, who need to know such information, provided, further, that Customer and Supplier will advise such respective directors, officers, employees, legal and financial advisors, or other individuals of the confidential nature of this Agreement and the requirement for confidentiality as to this Agreement’s terms and conditions.  Notwithstanding the foregoing, Customer and Supplier, as the case may be, may disclose the terms of the Agreement without liability hereunder to the extent  either of them is required to do so in connection with any applicable legal, regulatory, governmental, or administrative process or proceeding.

15. Severability.  Should any provision of this Agreement be held invalid, prohibited or unenforceable in any one jurisdiction it will, as to that jurisdiction only, be ineffective to the extent of such holding without invalidating the remaining provisions of this Agreement, and any such holding does not invalidate or render unenforceable that provision in any other jurisdiction wherein it would be valid and enforceable.

16. Authorization.  The parties executing this Agreement as representatives warrant that they have the power and authority to execute this Agreement on behalf of the corporation that they represent and that their signatures bind said corporations to the terms of this Agreement.

17. Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation of this Agreement.  All references to Sections, Schedules, and Exhibits are to Sections, Schedules, and Exhibits in or to this Agreement unless otherwise specified.

18. No Waiver; Cumulative Remedies.  No party will by any act, delay, indulgence, omission, or otherwise be deemed to have waived any right or remedy under this Agreement or of any breach of the terms and conditions of this Agreement.  A waiver by a party of any right or remedy under this Agreement on any one occasion will not be construed as a bar to any right or remedy which that party would otherwise have had on a subsequent occasion.  No failure to exercise nor any delay in exercising on the part of a party any right, power, or privilege under this Agreement, will operate as a waiver, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by any other agreements or applicable law.

19. Waivers and Amendments; Successors and Assigns.  No term or provision of this Agreement may be waived, altered, modified, or amended except by a written instrument, duly executed by Supplier (with the written consent of Agent, such consent not to be unreasonably withheld) and Customer.  This Agreement and all of Supplier’s obligations are binding upon the successors and assigns of Supplier, and together with the rights and remedies of Customer under this Agreement, inure to the benefit of Customer, and its successors and assigns; provided, however, that Supplier may not assign or transfer any right or obligation under this Agreement without the prior written consent of Customer.

20. Governing Law and Forum.  This Agreement is made in the State of Michigan and will be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to principles of conflicts of laws.  The parties agree that the federal and state courts sitting in Wayne County, Michigan, have personal jurisdiction over the parties and that proper jurisdiction and venue for any dispute arising from or under this Agreement will be in the federal or state courts sitting in Wayne County, Michigan.

21. Notices.  All notices, requests, and other communications that are required or may be given under this Agreement must be in writing, and will be deemed to have been given on the date of delivery, if delivered by hand, facsimile or courier, or three (3) days after mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as set forth below (which addresses may be changed, from time to time, by notice given in the manner provided in this Section 21, unless otherwise set forth in this Agreement):

If given to Supplier:                                           American Axle & Manufacturing, Inc.
One Dauch Drive
Detroit, Michigan 48211
Facsimile:  (313) 758-4262
Attn:  Patrick S. Lancaster

and to:                                                    General Counsel
American Axle & Manufacturing, Inc.
One Dauch Drive
Detroit, Michigan 48211
Facsimile:  (313) 758-3897
Attn:  Richard Raymond

with a copy to:                                      Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Facsimile: (646) 848-7666
Attn:  Peter D. Lyons

If given to GM:                                     General Motors Company
30009 Van Dyke Road
Mail Code 480-206-116
Warren, Michigan 48090
Facsimile:  (586) 575-3404
Attn:  Mark W. Fischer

with a copy to:                                      Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Facsimile: (313) 465-7597
Attn: Robert B. Weiss

If given to Agent:	JPMorgan Chase Bank
Loan and Agency Services Group
111 Fannin-10th Floor
Houston, TX 77002
Facsimile: (713) 750-2938
Attn: Clifford Trappani

with a copy to:	Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile: (212) 474-3700
Attn: James C. Vardell III

22. Third Party Beneficiary.  The parties hereto acknowledge and agree that, other than with respect to the Lenders, the rights and interests of the parties under this Agreement are intended to benefit solely the parties to this Agreement.  The Lenders are intended third-party beneficiaries of this Agreement and they may enforce the terms of this Agreement against the parties hereto.

23. Counterparts.  This Agreement may be executed in any number of counterparts and by each party hereto on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  For purposes of this Agreement, signatures obtained by facsimile will constitute original signatures.

24. Entire Agreement; Conflicts.  This Agreement together with any other agreements and schedules executed in connection with this Agreement constitutes the entire understanding of the parties in connection with the subject matter hereof.  This Agreement may not be modified, altered, or amended except by an agreement in writing signed by Customer and Supplier.  The terms and conditions of the Access Facilities Supply Contracts will be unaffected by this Agreement except to the extent that an inconsistency or conflict exists between the express terms of the Access Facilities Supply Contracts and this Agreement in which event the terms of this Agreement will govern and control.  To the extent any term or condition of this Agreement is inconsistent or in conflict with the terms of any other agreements between the parties, the terms of this Agreement will govern and control.

25. Setoff Limitation.  If GM invokes the Right of Access, then as to all accounts payable owing by GM to Supplier as of the date GM exercises the Right of Access, GM will not exercise its rights of setoff and/or recoupment, including without limitation in connection with any Access Facilities Supply Contract, or any defenses, rights and claims (including without limitation claims for any incidental, special, or consequential damages), other than to the extent of the Allowed Setoffs (defined below); provided, however, (i) under no circumstances may Allowed Setoffs exceed 7% (“Cap”) of the face amount of any invoices or accounts payable; (ii) once an Allowed Setoff is deducted from a particular invoice or account payable, no further Allowed Setoffs may be taken against that invoice or account payable, and (iii) if an invoice or account payable is paid, GM will have no right after that payment to assert an Allowed Setoff in respect of the invoice or accounts payable paid.  GM will provide Supplier and Lenders with notice of any Allowed Setoff being asserted one (1) business day before it is asserted.

(a) “Allowed Setoffs” means any setoff, recoupment, or deduction, whether for defective or nonconforming products, quality problems, unordered or unreleased parts returned to Supplier, short shipments, misshipments, premium freight charges (not caused by GM), improper invoices, mispricing, duplicate payments and/or billing errors, payments to tooling vendors and/or a third party for the purchase price of or costs to modify or repair tooling or any portion thereof, direct payments to vendors by GM or payments on Supplier’s behalf for the purchase of materials, services, or components used by Supplier in connection with the production of Component Parts, and professional fees and costs incurred in connection with Supplier, but excluding any incidental, special, or consequential damages arising from or relating to such items.  For clarification, setoffs for amounts owing by Supplier to GM pursuant to the Second Lien Loan Agreement shall not be “Allowed Setoffs”.

(b) GM reserves and does not waive any rights and interests it may have or would have but for this Section 25, including the right to assert affirmative claims against Supplier and setoffs asserted for defense purposes.

26. CONSULTATION WITH COUNSEL.  THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL BEFORE EXECUTING THIS AGREEMENT AND ARE EXECUTING SUCH AGREEMENT WITHOUT DURESS OR COERCION AND WITHOUT RELIANCE ON ANY REPRESENTATIONS, WARRANTIES OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES AND COMMITMENTS SET FORTH IN THIS AGREEMENT.

27. WAIVER OF JURY TRIAL.  THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED.  THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES.  NO PARTY WILL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHICH SUCH RELINQUISHMENT WILL BE CHARGED.

[ REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK ]

IN WITNESS WHEREOF, the undersigned have each caused this Access Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first written above.

GENERAL MOTORS COMPANY

By: _/s/__________________________________
Name: _Authorized Signatory_______ ___
Title: _____________________________

AMERICAN AXLE & MANUFACTURING, INC.,
on behalf of itself and its subsidiaries and affiliates

By: _/s/__________________________________
Name: _Authorized Signatory __________
Title: _____________________________

Schedules:

Schedule 1                                --           Access Facilities
Schedule 3(b)(vii)                                --           Access Fees
Schedule 12(a)                                --           Lender’s Acknowledgment and Consent
Schedule 12(b)                                --           Lessor’s Acknowledgment and Consent

SCHEDULE 1

ACCESS FACILITIES

1.	Cheektowaga Manufacturing Facility (Buffalo, New York)
2.	Detroit Manufacturing Facility (Detroit, Michigan)
3.	Three Rivers Manufacturing Facility (Three Rivers, Michigan)
4.	MSP Industries (Oxford, Michigan)
5.	Colfor Manufacturing (Malvern, Ohio)
6.	Colfor Manufacturing (Minerva, Ohio)
7.	Colfor Manufacturing (Salem, Ohio)
8.	Guanajuato, Mexico Manufacturing Complex
9.	Araucaria, Brazil Manufacturing Facility
10.	Rayong, Thailand Manufacturing Facility
11.	Any other AAM facility that manufactures Component Parts for GM in the future, as and when such facility begins manufacturing Component Parts for GM

SCHEDULE 3(b)(vii)

ACCESS FEES

Cheektowaga Manufacturing Facility (Buffalo, New York)	$ 45,000
Detroit Manufacturing Facility (Detroit, Michigan)	32,000
Three Rivers Manufacturing Facility (Three Rivers, Michigan)	357,000
MSP Industries (Oxford, Michigan)	77,000
Colfor Manufacturing (Malvern, Ohio)	32,000
Colfor Manufacturing (Minerva, Ohio)	13,000
Colfor Manufacturing (Salem, Ohio)	37,000
Guanajuato, Mexico Manufacturing Complex	1,258,000
Araucaria, Brazil Manufacturing Facility	264,000
Rayong, Thailand Manufacturing Facility	20,000
Any other AAM facility that manufactures Component Parts for GM in the future, as and when such facility begins manufacturing Component Parts for GM	To be mutually agreed upon

SCHEDULE 12(a)

LENDER’S ACKNOWLEDGMENT AND CONSENT

While not a party to the Access and Security Agreement (“Access Agreement”) between General Motors Company (“Customer”) and American Axle & Manufacturing, Inc. (“Supplier”) dated _____________, 2009, ________________________ (“Bank”) is a party to various loan and/or security agreements with Supplier under which Bank has liens and security interests in Supplier’s assets.  In such capacity, the Bank acknowledges, consents to and agrees that its liens and security interests in the Operating Assets and Real Estate (each as defined in the Access Agreement) will be subject to the terms and conditions of the Access Agreement, and such acknowledgement and consent will continue subject to GM’s payment of the Access Fee to the Bank as provided under the Access Agreement.  By execution of the Access Agreement, Customer acknowledges (a) that Bank’s execution of this Acknowledgment and Consent will not in any way make it a guarantor or surety for Supplier’s performance under the Access Agreement, and (b) except as provided in the Access Agreement, Bank reserves all of its rights against Supplier under its agreements with Supplier or applicable law.

By:

Name:

Title:

Date:

SCHEDULE 12(b)

LESSOR’S ACKNOWLEDGMENT AND CONSENT

While not a party to the Access Agreement (“Access Agreement”) between General Motors Company (“Customer”) and American Axle & Manufacturing, Inc. (“Supplier”) dated _________, 2009, the undersigned leases certain real estate or personal property to Supplier and, in such capacity, the undersigned, subject to GM’s payment of all lease or rental payments due to the undersigned with respect to such real estate or personal property and GM’s compliance with the terms of the underlying lease or rental agreement, acknowledges, consents to, and agrees with, and agrees to be bound by, the terms and conditions of the Access Agreement, including Customer’s right to use the Operating Assets and the Real Estate during any Access Period.

By:

Name:

Title:

Date:

DETROIT.3767740.17